EXHIBIT 99.1

NEWS RELEASE
For Release on August 4, 2009	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Third Straight Quarterly Profit

San Ramon, CA - Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net profit of $333,000 or $0.07 per fully diluted share for the quarter ended June 27, 2009.  This compares with a net loss of $522,000 or $0.11 per fully diluted share for the same period a year ago.  Net sales increased 28% to $4,469,000 in the first quarter of fiscal 2010 compared to $3,488,000 in the first quarter of fiscal 2009.  Gross margin of $2,114,000 improved by $717,000 over the same quarter last year.  As a percentage of net sales, it improved by 7.3% to 47.3% in the first quarter of fiscal 2010 as compared to 40.0% in the first quarter of fiscal 2009 even though the cost of sales for the first quarter of fiscal 2010 included $112,000 of engineering labor expenses from product development.  The engineering labor expense for the first quarter of fiscal 2009 was not material.  Operating expenses decreased $145,000 in the first quarter of fiscal 2010 due to a decrease of $175,000 in product development expenses offset by an increase of $30,000 in selling, general and administrative expenses.  Orders declined in the first quarter of fiscal 2010 to $2,533,000 from $4,224,000 for the first quarter of fiscal 2009.
Non-GAAP net income, which excludes share based compensation, for the three month period ended June 27, 2009 would have been $37,000 higher or $370,000.  Non-GAAP basic and diluted earnings per share would have been $0.08 compared to $0.07 as reported.  For the same period last year, the Company’s non-GAAP net loss would have been $64,000 lower or $458,000 and the basic and diluted share loss would have been $0.10 compared to $0.11 as reported.
Backlog for the quarter ended June 27, 2009 was $7.1 million (approximately $5.7 million shippable within one year) as compared to $8.3 million (approximately $5.8 million shippable within one year) for the quarter ended June 28, 2008.

Cash and cash equivalents at June 27, 2009 were $1,551,000 compared to $1,518,000 as of March 28, 2009.  The Company borrowed $500,000 under its line of credit during the period ended June 27, 2009.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial (877) 407-8133 domestically or (201) 689-8040 for international.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of August 4, 2009 only.
Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 28, 2009, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands except share data)	June 27, 2009	March 28, 2009
Assets
Current assets
Cash and cash equivalents	$1,551	$1,518
Trade accounts receivable, net of allowance of $65 and $102,
respectively	3,280	3,110
Inventories, net	6,142	5,409
Prepaid expenses and other current assets	366	430
Total current assets	11,339	10,467

Property and equipment, net	267	306
Other assets	16	16
Total assets	$11,622	$10,789

Liabilities and shareholders’ equity
Current liabilities
Line of credit	$500	$--
Accounts payable	988	1,219
Accrued commissions	127	144
Accrued payroll and benefits	530	397
Accrued warranty	178	177
Deferred revenue	1,151	959
Deferred rent	53	118
Capital lease obligations	16	16
Income taxes payable	2	--
Other current liabilities	268	306
Total current liabilities	3,813	3,336

Long term obligation - Deferred rent	86	96
Long-term obligation – Capital lease	21	25
Total liabilities	3,920	3,457

Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding
at June 27, 2009 and March 28, 2009	--	--
Common stock of no par value;
Authorized 40,000,000 shares; 4,824,021 shares at
June 27, 2009 and March 28, 2009 issued and outstanding	13,705	13,668
Accumulated deficit	(6,003)	(6,336)
Total shareholders’ equity	7,702	7,332
Total liabilities and shareholders’ equity	$11,622	$10,789

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
(In thousands except per share data)	June 27, 2009	June 28, 2008
Net sales	$4,469	$3,488
Cost of sales	2,355	2,091
Gross profit	2,114	1,397

Engineering	381	556
Selling, general and administrative	1,394	1,364
Total operating expenses	1,775	1,920

Operating income (loss)	339	(523)

Other (expense) income, net	(1)	--
Interest (expense) income, net	(3)	3
Income (loss) before income taxes	335	(520)
Provision for income taxes	2	2
Net income (loss)	$333	$(522)

Basic and diluted earnings (loss) per share	$0.07	$(0.11)

Shares used in per share calculation:
Basic	4,824	4,824
Diluted	4,826	4,824